UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): January 8, 2013

SPEEDWAY MOTORSPORTS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State of Other Jurisdiction

of Incorporation)

1-13582	51-0363307
(Commission File Number)	(IRS Employer Identification No.)

5555 Concord Parkway South, Concord, NC	28027
(Address of Principal Executive Offices)	(Zip Code)

(704) 455-3239

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.	Regulation FD Disclosure.

Senior Note Offering.

On January 8, 2013, Speedway Motorsports, Inc., a Delaware corporation (the “Company”), issued a press release announcing its private offering of an additional $100 million aggregate principal amount of 6 3/4% Senior Notes due 2019 (the “Additional Notes”). The Additional Notes are being offered as additional notes under the Indenture, dated as of February 3, 2011, among the Company, certain of the Company’s subsidiaries, each as a guarantor of the Additional Notes, and U.S. Bank National Association, as trustee, pursuant to which the Company previously issued $150 million aggregate principal amount of 6 3/4% Senior Notes due 2019 (the “Initial Notes”). The Additional Notes will have substantially identical terms and will constitute part of the same series as the Initial Notes.

The Company intends to use the proceeds from the offering to reduce the outstanding borrowings under our existing credit facility, the principal outstanding balance of which is approximately $95 million, with the balance for general corporate purposes. A copy of the press release is attached to this Current Report on Form 8-K as Exhibit 99.1 and is incorporated by reference herein.

The information furnished in this Current Report on Form 8-K, including the information included in Exhibit 99.1, is neither an offer to sell nor the solicitation of an offer to buy the Additional Notes.

Affirmation of 2012 Earnings Guidance.

In connection with offering the Additional Notes, the Company is affirming its previously issued full year 2012 guidance of $0.75-$0.95 per diluted share from continuing operations. The wide range of earnings guidance reflects the continuing negative impact of difficult and uncertain economic conditions, including high unemployment and consumer costs. The guidance also reflects expiration of Infineon Raceway’s naming rights agreement and reduced NASCAR ancillary rights revenues.

Credit Facility Refinancing

The Company also announced that it anticipates replacing its existing credit facility with a new credit facility following the issuance of the Additional Notes and is currently negotiating a term sheet with certain lenders that would:

•	provide for aggregate borrowings of up to $350,000,000, consisting of a $100,000,000 revolving credit facility and a $250,000,000 term loan facility with a six-month delay draw period;

•	be secured by a first priority lien on the capital stock of the Company’s subsidiaries;

•	include an “accordion” feature that would provide for additional borrowings of up to $100,000,000, subject to meeting specified conditions;

•	mature in five years; and

•	contain various covenants, payment restrictions and other terms and conditions consistent with, although not identical to, those contained in the Company’s existing credit facility.

Loans under such new credit facility would bear interest at rates to be determined at the time of execution. There can be no assurance that the Company will be able to obtain such refinancing on satisfactory terms and conditions, or at all.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

99.1	Press Release of Speedway Motorsports, Inc. dated January 8, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPEEDWAY MOTORSPORTS, INC.

January 8, 2013	By:	/s/ William R. Brooks
William R. Brooks
Executive Vice President, Chief Financial Officer and Treasurer